EXHIBIT 12(a)
                                  -------------

                       CHASE PREFERRED CAPITAL CORPORATION
                Computation of ratio of earnings to fixed charges
                -------------------------------------------------


                                            For the Year          For the Year
(in thousands, except ratio):              Ended 12/31/99        Ended 12/31/98
-------------------------------------------------------------------------------
Net income                                  $     70,127          $    76,559
                                            ------------          -----------

Fixed charges:
      Advisory fees                                  250                  250
                                            ------------          -----------

Total fixed charges                                  250                  250
                                            ------------          -----------

Earnings before fixed charges               $     70,377          $    76,809
                                            ============          ===========

Fixed charges, as above                     $        250          $       250
                                            ============          ===========

Ratio of earnings to fixed charges                281.51               307.24
                                            ============          ===========
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